Exhibit 99.1

For Immediate Release

For more information:

Jefferson Harralson

Chief Financial Officer

(864) 240-6208

Jefferson_Harralson@ucbi.com

UNITED COMMUNITY BANKS, INC. AND
PEACH STATE BANCSHARES, INC. ANNOUNCE ELECTION DEADLINE FOR PEACH STATE SHAREHOLDERS TO ELECT FORM OF MERGER CONSIDERATION AND EXPECTED CLOSING DATE

GREENVILLE, SC – July 10, 2026 – United Community Banks, Inc. (NYSE: UCB) (“United”) and Peach State Bancshares, Inc. (“Peach State”) announced today the election deadline by which Peach State shareholders of record may elect the form of consideration that they prefer to receive as merger consideration pursuant to the Agreement and Plan of Merger, dated as of April 20, 2026, by and between United and Peach State (the “Merger Agreement”). The election deadline is 5:00 p.m. Eastern Time on July 20, 2026. United and Peach State also announced that United has received all required regulatory approvals to acquire Peach State and that the closing of the transaction is expected to occur on August 3, 2026, subject to the satisfaction or waiver of the remaining closing conditions set forth in the Merger Agreement, including the approval of Peach State shareholders.

Peach State shareholders of record wishing to make an election must deliver to Continental Stock Transfer & Trust Company (“Continental”) a properly completed election form and letter of transmittal and any other applicable election materials including their Peach State stock certificates by the election deadline of 5:00 p.m. Eastern Time on July 20, 2026. Peach State shareholders who are missing Peach State stock certificates may submit a properly completed election form and letter of transmittal and a notice of guaranteed delivery by the election deadline and then must ensure their stock certificates (or replacement certificates) are received by Continental by 5:00 p.m., Eastern Time on July 27, 2026.

Each Peach State shareholder will be entitled to receive, for each share of Peach State common stock held immediately prior to the effective time of the merger, (i) $31.75 in cash (subject to applicable withholding tax), without interest, or (ii) 0.8978 shares of common stock, par value $1.00 per share of United (together, the “merger consideration”). The merger consideration is subject to proration so that the overall consideration received by Peach State shareholders is 50% cash and 50% United stock.

Each Peach State shareholder will receive cash in lieu of any fractional shares of United common stock that such shareholder otherwise would be entitled to receive. Each Peach State shareholder that does not submit properly completed election materials to Continental by the election deadline will be treated as non-election shares and will receive the cash consideration or the stock consideration in accordance with the allocation and proration procedures described in the Merger Agreement.

All of the documents necessary to make an election were previously mailed to Peach State shareholders of record as of June 1, 2026. Peach State shareholders of record with questions regarding the election process should contact Continental at 800-509-5586 as soon as possible.

A more detailed description of the merger consideration and the allocation and proration procedures applicable to elections is contained in the parties’ proxy statement/prospectus dated June 10, 2026. Peach State shareholders are urged to read the proxy statement/prospectus carefully and in its entirety. Copies of the proxy statement/prospectus may be obtained free of charge by following the instructions below under “Important Other Information.”

About United Community Banks, Inc.

United Community Banks, Inc. (NYSE: UCB) is the financial holding company for United Community, a top 100 U.S. financial institution committed to building stronger communities and improving the financial health and well-being of its customers. United Community offers a full range of banking, mortgage, and wealth management services. As of March 31, 2026, United Community Banks, Inc. had $28.2 billion in assets and operated 200 offices across Alabama, Florida, Georgia, North Carolina, South Carolina, and Tennessee. The company also manages a nationally recognized SBA lending franchise and a national equipment finance subsidiary, extending its reach to businesses across the country. United Community is the most awarded bank in the Southeast for Retail Banking Customer Satisfaction by J.D. Power, earning more awards than any other bank in the region, including recognition in 12 of the last 17 years. The company has also been named one of the “Best Banks to Work For” by American Banker for nine consecutive years. In commercial banking, United Community earned multiple 2026 Greenwich Best Bank awards for Small Business Banking. Forbes has consistently named United Community among the World’s Best and America’s Best Banks. Learn more at ucbi.com.

About Peach State Bancshares, Inc.

Peach State Bancshares, Inc. is the holding company for Peach State Bank & Trust. The bank is a full-service bank with two branches located in Hall County, Georgia. Peach State Bank & Trust has been a true community bank serving the needs of the Hall County community for over 20 years. As of March 31, 2026, Peach State Bank & Trust had $788 million in assets and operated offices in Gainesville and Braselton, Georgia. The company has been named to Newsweek Magazine’s 2026 list of America’s Best 500 Regional Banks and was one of only three banks in Georgia to receive the highest 5-Star ranking based on financial strength, customer satisfaction, and community banking performance.

Forward-Looking Statements

This press release contains forward-looking statements, which address a variety of subjects including, for example, the expected timing of the closing of the proposed transaction between United Community Banks, Inc. (“United”) and Peach State Bancshares, Inc. (“Peach State”). Statements that are not historical facts, including statements about United and Peach State beliefs, plans and expectations, are forward-looking statements. Such statements are based on current expectations of United and Peach State management and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the ability to satisfy the conditions to closing of the proposed transaction, on the expected timing or at all; the occurrence of any event that could give rise to the termination of the merger agreement; the risk of shareholder litigation relating to the proposed transaction, including resulting expense or delay. For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to United filings with the Securities and Exchange Commission (“SEC”), including the risk factors contained in the most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K of United. Forward-looking statements represent management’s current expectations and are inherently uncertain. Except as required by law, neither United nor Peach State undertakes any obligation to update forward-looking statements made by it to reflect new information, subsequent events or circumstances.

Important Information About the Merger and Where to Find It

In connection with the Merger, United filed with the SEC a registration statement on Form S-4 on May 28, 2026, which was declared effective on June 10, 2026, that includes a proxy statement of Peach State to be sent to Peach State’s shareholders seeking their approval of the Merger Agreement.   The registration statement contains the prospectus of United to register the shares of United common stock to be issued in connection with the Merger. INVESTORS AND SHAREHOLDERS OF PEACH STATE ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT, INCLUDING THE PROXY STATEMENT/PROSPECTUS THAT IS A PART OF THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED BY UNITED WITH THE SEC, INCLUDING ANY AMENDMENTS OR SUPPLEMENTS TO THE REGISTRATION STATEMENT AND THOSE OTHER DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT UNITED, PEACH STATE, AND THE MERGER.

The registration statement and other documents filed with the SEC may be obtained for free at the SEC’s website (www.sec.gov).  You are also be able to obtain these documents, free of charge, from United at the “Investor Relations” section of United’s website at www.ucbi.com or from Peach State at https://www.peachstate.bank/. Copies of the definitive proxy statement/prospectus are also available, free of charge, by contacting United Community Banks, Inc., P.O. Box 398, Blairsville, GA 30514, Attn: Jefferson Harralson, Telephone: (864) 240-6208, or Peach State Bancshares, Inc., 121 E. E. Butler Parkway, Gainesville, Georgia 30501, Attn: Ron Quinn, Telephone: (770) 536-1100.

Participants in the Solicitation

United, Peach State, and certain of their respective directors and executive officers, under the rules of the SEC may be deemed to be participants in the solicitation of proxies from Peach State’s shareholders in favor of the approval of the Merger Agreement. Information about such directors and executive officers of United and their direct or indirect interests, by security holdings or otherwise, can be found under the headings “Director Compensation,” “Director Independence,” “Executive Compensation,” and “Security Ownership” in United’s definitive proxy statement in connection with its 2026 annual meeting of shareholders, as filed with the SEC on April 1, 2026 (available at: https://www.sec.gov/ix?doc=/Archives/edgar/data/0000857855/000110465926038366/tm2520272-3_def14a.htm), and other documents subsequently filed by United with the SEC.  To the extent holdings of United common stock by its directors or executive officers have changed since the amounts set forth in United’s definitive proxy statement in connection with its 2026 annual meeting of shareholders, such changes have been or will be reflected in filings with the SEC on Form 3 (Initial Statement of Beneficial Ownership of Securities), Form 4 (Statement of Changes in Beneficial Ownership) or Form 5 (Annual Statement of Beneficial Ownership of Securities) (which are available at EDGAR Search Results https://www.sec.gov/edgar/search/#/category=form-cat2&ciks=0000857855&entityName=UNITED%2520COMMUNITY%2520BANKS%2520INC%2520(UCB%252C%2520UCB-PI)%2520(CIK%25200000857855)). Further information regarding the direct or indirect interests of the directors and executive officers of United, along with information about the directors and executive officers of Peach State and their direct or indirect interests and information regarding the interests of other persons who may be deemed participants in the solicitation, may be obtained by reading the proxy statement/prospectus regarding the Merger. Free copies of this document may be obtained as described above.

Non-Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.